UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 14, 2026

Lucid Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39408	85-0891392
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7373 Gateway Boulevard Newark, CA		94560
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (510) 648-3553

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	LCID	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

PIF Private Placement & Uber Private Placement

On April 14, 2026, Lucid Group, Inc. (“Lucid” or the “Company”) announced that (i) Lucid’s majority stockholder, Ayar Third Investment Company (“Ayar”), an affiliate of the Public Investment Fund (“PIF”), has agreed to purchase $550 million of Lucid’s Series C Convertible Preferred Stock, par value $0.0001 per share (the “Convertible Preferred Stock”), in a private placement (the “PIF Private Placement”); and (ii) SMB Holding Corporation (“SMB”), a subsidiary of Uber Technologies, Inc. (“Uber”), has agreed to purchase $200 million of Lucid’s Class A common stock, par value $0.0001 per share (the “Common Stock”), in a private placement (the “Uber Private Placement”) in connection with the Second VPA (as defined below), further deepening the relationship between Lucid and Uber.

The PIF Private Placement was made pursuant to a subscription agreement, dated April 14, 2026 (the “PIF Subscription Agreement”), between Lucid and Ayar. The Uber Private Placement was made pursuant to a subscription agreement, dated April 14, 2026 (the “Uber Subscription Agreement,” together with the PIF Subscription Agreement, the “Subscription Agreements”), between Lucid and SMB.

The PIF Private Placement is expected to close no later than the 10th business day following the date of the PIF Subscription Agreement and is subject to customary closing conditions. The Uber Private Placement is expected to close on or around April 15, 2026 and is subject to customary closing conditions.

Pursuant to the PIF Subscription Agreement, Ayar has agreed, with certain exceptions, that without the prior written consent of the Company, it will not, for 12 months after the date of the closing of the PIF Private Placement, directly or indirectly transfer any shares of Convertible Preferred Stock or any shares of Common Stock issued pursuant to the terms thereof. Subject to certain exceptions, SMB may not transfer the shares of Common Stock acquired under the Uber Subscription Agreement without the prior written consent of the Company for a period of 18 months after the closing of the Uber Private Placement.

The shares of Convertible Preferred Stock to be sold to Ayar and the shares of Common Stock issuable upon conversion thereof will be subject to the Investor Rights Agreement, dated as of February 22, 2021, by and among the Company, Ayar, and the other parties thereto, as amended from time to time (the “Investor Rights Agreement”), which governs the registration for resale of such shares of Convertible Preferred Stock and Common Stock. In connection with the PIF Private Placement, the Company will enter into an amendment to the Investor Rights Agreement (the “Seventh IRA Amendment”) with Ayar. Pursuant to the Seventh IRA Amendment, Ayar will be entitled to certain registration rights, including piggy-back and shelf registration rights, with respect to the shares of Convertible Preferred Stock issued in the PIF Private Placement and any shares of Common Stock issuable upon conversion thereof. SMB is also entitled to certain registration rights, including piggy-back and shelf registration rights, with respect to the shares of Common Stock issued in the Uber Private Placement. The Subscription Agreements also contain customary representations, warranties and covenants.

Uber Vehicle Production Agreement

On April 14, 2026, Uber and Lucid entered into a Second Vehicle Production Agreement (the “Second VPA”) under which Uber and its designated fleet operators have agreed to purchase a minimum commitment of 25,000 (the “Minimum Quantity Guarantee”) Lucid Midsize vehicles for use as robotaxis that have been modified to include certain autonomous driving hardware and other features (the “Lucid Midsize Plus vehicles”) over a six-year period following the start of production. Start of production of Lucid Midsize Plus vehicles is targeted to occur in late 2028.

Pursuant to the offset provisions under the Vehicle Production Agreement (the “First VPA”) Lucid and Uber entered into on July 16, 2025, the Minimum Quantity Guarantee increased the aggregate number of Lucid Gravity Plus (as defined therein) and Lucid Midsize Plus vehicles Uber is committed to purchase to 35,000 units. As provided in the Second VPA, the Minimum Quantity Guarantee is conditioned on Lucid’s ability to (i) meet certain volume and other requirements and specifications with respect to the Lucid Midsize Plus vehicles, including continued production of the base Lucid Midsize vehicles, meeting certain quality thresholds, and timely fulfillment of orders for the Lucid Midsize Plus vehicles, and (ii), for non-U.S. purchases, obtain and maintain applicable permits, licenses, or approvals. The Second VPA also contains customary representations, warranties and covenants.

Designation of the Convertible Preferred Stock

Ranking and Dividend

The Convertible Preferred Stock will rank senior to the Common Stock with respect to dividends and distributions of assets upon the Company’s liquidation, dissolution or winding up. The Convertible Preferred Stock will have an initial value of $10,000 per share (the “Initial Value”). Dividends on the Convertible Preferred Stock will be payable in the form of compounded dividends upon each share of Convertible Preferred Stock (such payment in kind, “Compounded Returns”). Dividends will accrue on the Initial Value (as increased for any Compounded Returns previously compounded thereon) of each share of Convertible Preferred Stock at a rate of 9% per annum and will compound on the basis of quarterly dividend payment dates on each March 31, June 30, September 30 and December 31 of each year, commencing June 30, 2026.

Liquidation Preference

Upon a liquidation, dissolution or winding up of the Company, each holder of shares of Convertible Preferred Stock (“Holder”) will be entitled to receive, with respect to each share of then-outstanding Convertible Preferred Stock, out of the assets of the Company available for distribution to its stockholders (pari passu with the holders of any liquidation parity securities) an amount in cash equal to the greater of (a) an amount per share of Convertible Preferred Stock as of the date of such liquidation, dissolution or winding up equal to (i) the per share accrued value (as used herein, representing the Initial Value, plus any Compounded Returns, plus accrued dividends from the last dividend payment date to, and including, the relevant date of determination) (the “Accrued Value”) as of the relevant date (as defined in the Certificate of Designations of Series C Convertible Preferred Stock of the Company (the “Certificate of Designations”)) multiplied by (ii) the relevant percentage (as defined in the Certificate of Designations) (the product of (i) and (ii), the “Minimum Consideration”); and (b) the amount that such Holder would have received with respect to such share of Convertible Preferred Stock based on its Accrued Value if all shares of Convertible Preferred Stock had been converted at their Accrued Value (regardless of whether they were actually converted and without regard to any limitations on convertibility or to whether sufficient shares of Common Stock are available out of the Company’s authorized but unissued stock for the purpose of effecting such conversion) into shares of Common Stock on the business day immediately prior to the date of such liquidation, dissolution or winding up.

Conversion

Each share of Convertible Preferred Stock will be convertible, at the option of the respective Holder, from time to time after the initial issue date (the “Initial Issue Date”), and without the payment of additional consideration by the Holder, (a) at any time that the closing price per share of the Common Stock on the trading day immediately preceding the date on which the Holder delivers the relevant notice of conversion is at least such price as is specified in the Certificate of Designations, unless the Company otherwise consents to such conversion in its sole discretion, or (b) in all events during certain specified periods relating to a fundamental change or optional redemption by the Company, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (i) the applicable Accrued Value as of the conversion date by (ii) the applicable Conversion Price in effect as of such conversion date.

Voting

Except as otherwise provided in the Certificate of Designations or by applicable law or the rules of any stock exchange on which the Company’s securities are listed, on any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders and on which matter holders of the Common Stock shall be entitled to vote, each Holder will be entitled to the number of votes equal to the number of whole shares of Common Stock into which the aggregate shares of Convertible Preferred Stock held by such Holder are convertible on the record date for determining stockholders entitled to vote on such matter (subject to certain adjustments, but without regard to any limitations on convertibility or to whether sufficient shares of Common Stock are available out of the Company’s authorized but unissued stock for the purpose of effecting the conversion). Holders will be entitled to notice of any meeting of stockholders and, except as otherwise provided in the Certificate of Designations or otherwise required by law, to vote together as a single class with the holders of Common Stock and any other class or series of stock entitled to vote thereon. The total voting power of Holders is subject to a voting cap (the “Voting Cap”) equal to 19.99% of the voting power outstanding immediately prior to the Initial Issue Date, minus the voting power of the Common Stock issued in any offerings that would be integrated with the PIF Private Placement under the listing rules of The Nasdaq Stock Market LLC (“Nasdaq”). The Voting Cap can be removed by a subsequent stockholder approval, which the Company expects to seek.

As long as at least 10% of the aggregate number of shares of the Convertible Preferred Stock issued on the Initial Issue Date remain outstanding, and subject to certain other conditions, Holders will be entitled to a separate class vote with respect to, among other things, amendments to the Company’s organizational documents that have an adverse effect on the Convertible Preferred Stock, authorizations or issuances by the Company of capital stock of the Company that ranks senior or equal to the Convertible Preferred Stock with respect to dividends or distributions on liquidation or the terms of which provide for cash dividends (other than the Common Stock), winding-up and dissolution, and decreases in the number of authorized shares of Convertible Preferred Stock. The Company also agreed that as long as Ayar owns at least 50% of the Convertible Preferred Stock issued on the Initial Issue Date, the Company will comply with certain debt incurrence covenants in its Existing Credit Agreements (as defined in the Certificate of Designations), which agreement may be waived with the sole consent of Ayar.

Junior and Parity Securities

Subject to certain exceptions, unless all accumulated and unpaid dividends on the Convertible Preferred Stock for all preceding quarterly dividend payment periods have been declared upon all outstanding shares of Convertible Preferred Stock through the most recently completed dividend period, the Company (1) may not repurchase, redeem or otherwise acquire shares of any parity stock or any junior stock (which includes the Common Stock), (2) may not declare or pay dividends on any junior stock (which includes the Common Stock) and (3) may not declare or pay dividends on any parity stock, unless the respective amounts of dividends declared on the Convertible Preferred Stock and each such other class or series of dividend parity stock bear the same ratio to each other as all accumulated and unpaid dividends per share of the Convertible Preferred Stock and such class or series of parity stock (subject to their having been declared by the Board of Directors (the “Board”) of the Company out of legally available funds) bear to each other, in proportion to their respective liquidation preferences at the time of declaration.

Mandatory Conversion

On or after the third anniversary of the Initial Issue Date, if at any time (i) the daily VWAP (as defined in the Certificate of Designations) of the Common Stock has been at least 200% of the Conversion Price for at least twenty (20) trading days (whether or not consecutive) during any thirty (30) consecutive trading days (including the last day of such period) and (ii) certain Common Stock liquidity conditions (as defined in the Certificate of Designations) are satisfied, the Company will have the right, exercisable at its election within fifteen (15) business days following completion of the applicable thirty (30) trading day period, to cause all or any portion of the Convertible Preferred Stock to convert into Common Stock. The Company will be required to pay an additional amount per share of Convertible Preferred Stock payable in cash, shares of Common Stock valued based on a five-day average daily VWAP (with the number of shares of Common Stock rounded up to the nearest whole share) or a combination thereof, at the Company’s election, in respect of such conversion equal to the greater of (x) the difference between (i) the Minimum Consideration and (ii) the value of the shares of Common Stock delivered upon mandatory conversion thereof and (y) zero.

Fundamental Change

Upon a “fundamental change” (as defined in the Certificate of Designations), the Holders will be entitled, on the fundamental change repurchase date specified by the Company, to receive an amount equal to the greater of (a) the Minimum Consideration and (b) an amount equal to the value that such Holder would have received if it had converted its shares of Convertible Preferred Stock into shares of Common Stock on the business day immediately before the fundamental change repurchase date. The fundamental change repurchase price may be paid in cash, shares of Common Stock (or other securities to be received by a holder of Common Stock in such Fundamental Change) valued based on a five-day average daily VWAP (with the number of shares of Common Stock rounded up to the nearest whole share), or a combination thereof, at the Company’s election. The Company may not elect to deliver shares of its Common Stock (or other securities to be received by a holder of Common Stock in such Fundamental Change) in partial or full satisfaction of the fundamental change repurchase price, if certain Common Stock liquidity conditions (as defined in the Certificate of Designations) are not satisfied.

Optional Redemption

On or after the fifth anniversary of the Initial Issue Date, the Company may redeem all or any portion of the Convertible Preferred Stock at a redemption price per share equal to the greater of (a) the Minimum Consideration and (b) an amount equal to the value (calculated based on a twenty (20)-day average daily VWAP) of the number of shares of Common Stock issuable upon conversion at the Conversion Price on such redemption date. Such redemption price may be paid in cash, shares of Common Stock valued based on a twenty (20)-day average daily VWAP (with the number of shares of Common Stock rounded up to the nearest whole share), or a combination thereof, at the Company’s election. The Company may not pay any portion of such redemption price in shares of Common Stock if the Common Stock liquidity conditions (as defined in the Certificate of Designations) are not satisfied.

Nasdaq Rules

The Certificate of Designations will provide that the number of shares of Common Stock deliverable upon conversion, redemption or repurchase of the Convertible Preferred Stock will be limited as required by applicable Nasdaq listing rules, which limitation is expected to be reached upon issuance of the Convertible Preferred Stock, and any shares of Common Stock that would have been deliverable but are not delivered due to such limitation will be settled in cash, unless the Company shall have obtained any required stockholder approval. Lucid and Ayar have agreed to cooperate reasonably to obtain, and Ayar has agreed to consent in respect of such stockholder approval no later than 18 months following the closing of the PIF Private Placement. The Convertible Preferred Stock will be initially convertible into approximately 50.85 million shares of Common Stock and/or cash equivalent.

Remedies for Nonpayment

The Certificate of Designations will provide that the dividend rate described above will be increased to a rate not exceeding 15% per annum upon certain events of noncompliance relating to a failure by the Company to deliver consideration due in connection with a fundamental change or optional redemption.

DDTL Amendment

As previously announced by Lucid, on August 4, 2024, Lucid entered into a credit agreement providing for an unsecured delayed draw term loan facility (the “DDTL Facility”) in an aggregate principal amount of $750 million with Ayar, as the sole lender, and as administrative agent thereunder. On November 4, 2025, the Company and Ayar increased the aggregate delayed draw term commitment under the DDTL Facility to approximately $2 billion, of which $500 million was borrowed on April 1, 2026. The final maturity date of the DDTL Facility is August 4, 2029.

On April 14, 2026, the Company entered into an Amendment No. 2 to Credit Agreement (the “DDTL Amendment”), pursuant to which the aggregate undrawn delayed draw term commitments were increased by $500 million, such that, after giving effect to such increase, the sum of outstanding delayed draw term loans and aggregate undrawn delayed draw term commitments was increased to approximately $2.5 billion.

The DDTL Amendment, among other things, eliminated the minimum liquidity covenant and removed the requirement that the Company fully utilize the borrowing availability under the ABL Credit Agreement (as defined therein) prior to making borrowings under the DDTL Facility.

The DDTL Facility includes customary representations and warranties, affirmative and negative covenants and events of default. In addition, the Company is required to pay a quarterly undrawn fee at a rate equal to 0.50% per annum on the total amount of the unused commitments of the DDTL Facility.

The foregoing descriptions of the terms of the Subscription Agreements, Second VPA and DDTL Amendment are not complete and are qualified in their entirety by the full text of such agreements, which are filed as Exhibit 10.1, Exhibit 10.2, Exhibit 10.3 and Exhibit 10.4, respectively, hereto and incorporated herein by reference. The foregoing descriptions of the form of Seventh IRA Amendment and the form of Certificate of Designations do not purport to be complete and are qualified in their entirety by reference to the form of Seventh IRA Amendment and the form of Certificate of Designations, which are included in the PIF Subscription Agreement that is filed as Exhibit 10.1 hereto and incorporated herein by reference, and to the final Certificate of Designations, which will be filed with a subsequent Current Report on Form 8-K.

Item 2.02 Results of Operations and Financial Condition.

The information contained in Item 8.01 under the caption “Preliminary Financial Results” of this Current Report on Form 8-K is incorporated by reference herein.

The information contained in this Item 2.02 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, regardless of any general incorporation language in such filing.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 1.01 under the caption “PIF Private Placement & Uber Private Placement” of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Pursuant to the PIF Subscription Agreement, Ayar agreed to purchase from Lucid 55,000 shares of its Convertible Preferred Stock. Pursuant to the Uber Subscription Agreement, SMB agreed to purchase from Lucid 24,038,462 shares of Common Stock.

The Convertible Preferred Stock will be convertible into the Company’s Common Stock, and initially convertible into approximately 50.85 million shares of Common Stock and/or cash equivalent in the aggregate (approximately 15% of the Company’s issued and outstanding Common Stock as of today’s date and prior to the issuance of shares of Common Stock in connection with the Uber Private Placement), at an initial conversion price of $10.8160 per share (the “Conversion Price”). The Conversion Price is subject to customary anti-dilution adjustments, including in the event of any stock split, stock dividend, recapitalization or similar events.

The shares of Convertible Preferred Stock sold to Ayar pursuant to the PIF Subscription Agreement will be issued pursuant to a Certificate of Designations to be filed with the Secretary of State of the State of Delaware on or before the closing of the PIF Private Placement. The shares of Convertible Preferred Stock sold to Ayar in the PIF Private Placement and the shares of Common Stock sold to SMB in the Uber Private Placement will be sold in reliance on the exemption from registration provided in Section 4(a)(2) of the Securities Act. The shares of Common Stock issuable upon conversion of shares of the Convertible Preferred Stock will be issued in reliance upon the exemption from registration provided in Section 3(a)(9) of the Securities Act.

The net proceeds from the PIF Private Placement will be used for general corporate purposes, which may include, among other things, capital expenditures and working capital. Lucid intends to use the net proceeds from the Uber Private Placement toward design and development of the Lucid Midsize Plus vehicles.

Item 3.03 Material Modification to Rights of Security Holders.

The information contained in Item 1.01 under the captions “PIF Private Placement & Uber Private Placement” and “Designation of the Convertible Preferred Stock” of this Current Report on Form 8-K is incorporated by reference into this Item 3.03.

Item 7.01 Regulation FD Disclosure.

On April 14, 2026, the Company issued a press release (the “Press Release”) announcing the Second VPA, the Uber Private Placement and the PIF Private Placement. A copy of this Press Release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

The information contained in this Item 7.01 and Exhibit 99.1 attached hereto is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 8.01 Other Events.

Preliminary Financial Results

Although our financial results for the quarter ended March 31, 2026 are not yet finalized, we estimate that our financial results will fall within the following ranges.

	Quarter Ended March 31, 2026
	Low	High
	(in thousands)
Statement of Operations Data:
Revenue	$280,000	$284,000
Loss from operations	$(985,000)	$(1,005,000)
Balance Sheet Data:
Cash and cash equivalents (at end of period)	$700,356	$700,356
Long-term debt (at end of period)	$2,047,844	$2,047,844

As of March 31, 2026, we had approximately $3.16 billion of total liquidity, consisting of (i) approximately $714.0 million in cash, cash equivalents, and investment balances, (ii) approximately $1.98 billion available under our DDTL Facility, (iii) approximately $468.4 million available under our ABL Credit Facility and (iv) approximately $2.3 million available under our GIB Credit Facility. Availability under our ABL Credit Facility is subject to the value of eligible assets in the borrowing base.

The foregoing estimates are preliminary as the Company is in the process of completing its closing procedures for the quarter ended March 31, 2026. The preliminary estimates are based solely upon information available to the Company as of the date of this Current Report on Form 8-K and actual results may differ from these estimates subject to the completion of the Company’s quarter-end closing procedures, final adjustments and developments that may arise between now and the time the financial results for the quarter ended March 31, 2026 are finalized. Investors should refer to the actual results included in the Company’s financial statements for the quarter ended March 31, 2026 once it becomes available upon filing of the Company’s Quarterly Report on Form 10-Q.

The Company’s independent registered public accounting firm has not reviewed or performed any procedures with respect to these preliminary estimates and, accordingly, does not express an opinion or any other form of assurance about them.

As previously announced, during the quarter ended March 31, 2026, the Company produced 5,500 vehicles and delivered 3,093 vehicles. The Company also reaffirmed its previously shared production guidance of 25,000-27,000 vehicles.

On April 3, 2026, the Company reduced contractor headcount at its AMP-1 facility to improve cost efficiency. This will not result in a material change to the Company.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Subscription Agreement, dated April 14, 2026, between Lucid Group, Inc. and Ayar Third Investment Company (including form of Certificate of Designations related to the Series C Convertible Preferred Stock and form of Amendment No. 7 to the Investor Rights Agreement by and among Lucid Group, Inc., Ayar Third Investment Company, and the other parties thereto).
10.2	Subscription Agreement, dated April 14, 2026, by and between Lucid Group, Inc. and SMB Holding Corporation.
10.3*	Vehicle Production Agreement, dated April 14, 2026, by and between Lucid Group, Inc. and Uber Technologies, Inc.
10.4	Amendment No. 2 to Credit Agreement, dated April 14, 2026, among Lucid Group, Inc., and Ayar Third Investment Company, as the sole lender and administrative agent.
99.1	Lucid Press Release dated April 14, 2026.
104	Cover Page Interactive Data File (formatted as inline XBRL).

* Schedules and certain portions of this exhibit have been redacted in accordance with Items 601(a)(5) and 601(b)(10) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 14, 2026

Lucid Group, Inc.

	By:	/s/ Taoufiq Boussaid
Taoufiq Boussaid
Chief Financial Officer